                                February 6, 1997



To the Purchaser Listed On Schedule A
Attached Hereto (the "Purchaser")


Ladies and Gentlemen:

     This letter confirms the agreement (the "Agreement") with respect to the intention of National Mercantile Bancorp (the "Company") to raise additional capital through a rights offering, with oversubscription privileges, of up to $5.5 million in aggregate Subscription Price (as hereinafter defined) of shares of the Company's 6.5% Series A Noncumulative Convertible Perpetual Preferred Stock (the "Preferred Shares") to its shareholders of record as of a date to be determined ("Rights Offering") with the participation of standby purchasers to purchase a number of Preferred Shares, subject to applicable limitations herein expressed, equal to the amount of unsubscribed shares in the Rights Offering. Additional Preferred Shares of up to $2.5 million in aggregate Subscription Price of Preferred Shares (the "Additional Shares") are to be offered to accommodate the minimum purchase requirements of the Purchaser and the additional standby purchasers listed on Schedule B (collectively the "Tier I Standby Purchasers"). Up to an additional $1.0 million in aggregate Subscription Price of Preferred Shares (the "Over-Allotment Shares") are to be offered to accommodate oversubscription rights ("Oversubscription Rights") of shareholders entitled to participate in the Rights Offering and subscriptions from other standby purchasers (the "Tier II Standby Purchasers") identified by the Company. The Rights Offering and the offering of Additional Shares and Over-Allotment Shares is herein referred to as the "Offering."

     A registration statement on Form S-2 with respect to the Offering of Preferred Shares, including a preliminary form of prospectus, will be prepared by the Company in conformity with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations (which together with the rules and regulations under the Exchange Act referred to below are collectively referred to herein as the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") thereunder and will be filed with the Commission; and one or more amendments to such registration statement also will be so prepared and will be so filed. Such registration statement, when filed with the Commission, as amended at the time it is declared effective by the Commission, and, in the event of any amendment thereto after the effective date and prior to the closing of the Rights Offering, such Registration Statement, as so amended, including all exhibits and all documents incorporated by reference therein, is hereinafter called the "Registration Statement." The prospectus included in the Registration Statement is hereinafter called the "Prospectus."

     The Preferred Shares will be issued pursuant to and be entitled to the benefits of the provisions of an amendment and restatement of the Articles of Incorporation of the Company substantially as set forth in Exhibit 1 hereto (the "Restatement"). The Preferred Shares shall be convertible into shares of the Company's Common Stock (as hereinafter defined) (such shares of Common Stock into which the Preferred Shares are convertible and all shares of Common Stock of the Company issued in exchange or substitution therefor being hereinafter sometimes referred to as the "Conversion Stock"), initially at the rate of one share of Conversion Stock for each Preferred Share, all as more fully set forth in the Restatement. The Preferred Shares shall be subject in all respects to all of the other provisions of the Restatement.

     Pursuant to the Restatement, the Company also intends to effect a 9.09 for 1 reverse stock split (the "Recapitalization") immediately prior to the Rights Offering Closing (as hereinafter defined) and to adopt certain restrictions on ownership and transfer of capital stock of the Company relative to the IRC 382 Limitation (as defined below). A proxy statement has been prepared in conformity with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Rules and Regulations and shall be filed by the Company with the Commission relating to approval of the Restatement by the shareholders of the Company at a meeting thereafter to be called (the "Annual Meeting"). Such proxy statement, when filed with the Commission, as amended at the time all applicable waiting periods relating to approval have expired with the Commission, at the time of mailing the proxy statement and at all times subsequent to such mailing up to and including the time of the Annual Meeting, is hereinafter called the "Proxy Statement."

     All share and per share data set forth herein shall be deemed proportionately adjusted upon effectiveness of the Recapitalization.

     1.   Purchase and Sale of Available Shares

          1.1 Purchase by Purchaser and Tier I Standby Purchasers. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell to Purchaser and the Purchaser severally agrees to purchase from the Company, ratably with all Tier I Standby Purchasers in accordance with the percentage allocation set forth on Schedule A and Schedule B, at the Subscription Price (a) that aggregate number of Preferred Shares which remain available for issuance in accordance with the Rights Offering after the issuance of all Preferred Shares validly subscribed for through the exercise of basic subscription rights in the Rights Offering (the "Basic Subscription Rights"), and (b) the Additional Shares (such Preferred Shares being hereinafter referred to collectively as the "Available Shares").

          1.2 Minimum Purchase by Purchaser and Tier I Standby Purchaser. Subject to the terms, conditions and limitations herein set forth, the Company agrees to issue and sell to the Purchaser, and the Purchaser severally agrees to purchase from the Company, ratably with all Tier I Standby Purchasers in accordance with the percentage allocation set forth on Schedule A and Schedule B, at the Subscription Price and otherwise in accordance with this Agreement, an amount not less than the Additional Shares.

          1.3 Subscription Price. The Subscription Price shall be $1.10 per Preferred Share, or such lesser price at which the Preferred Shares shall be offered in the Rights Offering.

          1.4 Priority of Tier I Standby Purchasers. Subscriptions for Preferred Shares in connection with the Offering shall be accepted by the Company in the following order of priority: first, Basic Subscription Rights; second, Tier I Standby Purchaser subscription rights as set forth in Sections
1.1 and 1.2 hereof; third, Oversubscription Rights; and fourth, subscription rights of Tier II Standby Purchasers. In no event shall the aggregate Subscription Price of the Preferred Shares offered and sold in the Offering exceed $9.0 million. All Preferred Shares subscribed for in the Rights Offering or pursuant hereto shall be issued all on the same date established by the Company (the "Issuance Date").

          1.5 Other Terms of Purchase by Standby Purchasers. The Company contemplates entering into one or more standby purchase agreements with the other Tier I Standby Purchasers and the Tier II Standby Purchasers (collectively the "Standby Purchasers"). In no event shall any such agreement be on terms less favorable to the Company than the terms hereof except as it may relate to the number of Preferred Shares to be acquired, or on substantive economic terms inconsistent with the terms of this Agreement. No binding agreement with a Tier II Standby Purchaser shall be executed prior to the date that the Registration Statement shall be declared effective by the Commission. In connection with the purchase of shares of Preferred Stock by a Tier II Standby Purchaser, the Company will receive from each Tier II Standby Purchaser a representation that the Tier II Standby Purchaser's investment decision is not made based upon the investment decision of any other purchaser. The aggregate maximum number of Preferred Shares offered and sold to Tier II Standby Purchasers shall not exceed $2.5 million in aggregate Subscription Price of Preferred Shares. The aggregate minimum number of Preferred Shares that the Company can guarantee will be sold pursuant to Oversubscription Rights and to Tier II Standby Purchasers (the "Oversubscription and Tier II Standby Minimum") shall not exceed $1.0 million in aggregate Subscription Price of Preferred Shares. The Over-Allotment Shares shall be issued solely for the purpose of satisfying the Oversubscription and Tier II Standby Minimum. Other than the sale of Preferred Shares to the Purchaser or the sale of Preferred Shares to existing stockholders pursuant to Basic Subscription Rights, the Company will not enter into any agreements or arrangements which would allow any stockholder or groups of stockholders to become a 5% stockholder as defined in the IRC 382 Limitation. If requested by Purchaser, the Company shall furnish to the Purchaser a copy of each agreement with any other Standby

Purchaser promptly upon execution by the parties thereto. Purchaser further acknowledges that its obligations hereunder are not contingent upon the consummation of the sale of the Over-Allotment Shares.

          1.6. Limitation on Issuance of Available Shares. The Purchaser acknowledges and agrees that the Available Shares to be allocated to the Purchaser shall be reduced to the lesser of (a) an amount which, in the judgment of the Company and the Purchaser after consultation with their respective tax advisors, would not likely result in an "ownership change" of the Company under
Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") and related regulations (the "IRC 382 Limitation"); provided, however, that for purposes of this Agreement, the amount of "ownership change" with reference to the IRC 382 Limitation shall not exceed 45%, or (b) $5.0 million in aggregate Subscription Price of Preferred Shares.

     2.   The Closing

          As soon as practicable following its determination of the number of Available Shares, the Company shall notify the Purchaser of the number of Available Shares to be purchased by the Purchaser. The delivery of and payment for the Available Shares shall take place at the offices of Manatt, Phelps & Phillips, LLP at 11:00 a.m., Pacific time, immediately after the closing of the sale of the Preferred Shares pursuant to the Rights Offering (the "Rights Offering Closing"), such time and date to be not more than five (5) business days after the foregoing notification and to be specified therein (such time and date being referred to as the "Closing Time," the date of the Closing Time being referred to as the "Closing Date" and the consummation of the transaction being referred to as the "Closing").

     3.   Delivery of Available Shares

          At the Closing, the Available Shares to be purchased by the Purchaser hereunder, registered in the name of the Purchaser or its nominee(s), as the Purchaser may specify in writing at least three (3) days prior to the Closing Date, shall be delivered by or on behalf of the Company to the Purchaser, for the Purchaser's account, against delivery by the Purchaser of the aggregate Subscription Price therefor in immediately available funds by wire transfer to an account designated by the Company.

     4.   Representations and Warranties of the Company

          In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of the Company and its subsidiaries, taken as a whole. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, prospects, operations or results or operations of the Company and its subsidiaries, taken as a whole. For purposes of this Agreement, the term "prospects" shall mean realization of the Company's 1997 Business Plan dated December 20, 1996.

          Except as disclosed in a document of even date herewith and delivered by the Company to the Purchaser, and referring to the representations and warranties in this Agreement (the "Disclosure Schedule"), or (other than where so indicated below) in the Registration Statement in the form delivered to Purchaser prior to execution of this Agreement, the Company represents and warrants to the Purchaser as follows:

          4.1 Organization/Qualification. Each of the Company and its subsidiaries has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its subsidiaries has full corporate power and authority to own its properties and conduct its business as currently being carried on, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which it owns or leases real property or in which the conduct of its business makes such qualification necessary and in which the failure to so qualify would have a Material Adverse Effect.

          4.2 Capital Stock. The authorized capital stock of the Company consists of ten million (10,000,000) common shares, of which 3,078,146 shares are issued and outstanding, and one million (1,000,000) shares of preferred stock, none of which shares are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company are duly authorized by all necessary or proper corporate action, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and the holders thereof are not subject to personal liability by reason of being such holders; upon approval of the Restatement, as contemplated by the Proxy Statement, the Preferred Shares which may be sold by the Company will have been duly authorized by all necessary or proper corporate action and, when issued, delivered and paid for as contemplated by the Registration Statement and this Agreement, will have been validly issued and will be fully paid and nonassessable, and the holders thereof will not be subject to personal liability by reason of being such holders; a number of shares of Common Stock equal to the number of Preferred Shares have been duly authorized by all necessary or proper corporate action and reserved in the corporate records of the Company, and upon conversion of the Preferred Shares, the Conversion Shares, when issued and delivered, will have been validly issued and will be fully paid and nonassessable; there are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of, the Preferred Shares or any shares of Common Stock pursuant to the Company's charter, by-laws or any agreement or other instrument to which the Company is a party or by which the Company is bound. Except as contemplated in this Agreement, neither the filing of the Registration Statement nor the offering or sale of the Preferred Shares as contemplated by this Agreement gives rise to any rights for or relating to the registration of any shares of Common Stock or other securities of the Company or rights relating to antidilution which could result in any change in the number of shares of capital stock to be issued by the Company. All of the issued and outstanding shares of capital stock of each of the Company's subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and, except for any directors' qualifying shares, the Company owns of record and beneficially, free and clear of any security interests, claims, liens, proxies, equities or other encumbrances, all of the issued and outstanding shares of such stock. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever, except as contemplated by this Agreement, under which the Company is or may be obligated to issue capital stock or other securities of any kind representing an ownership interest or contingent ownership interest in the Company.

          4.3 Authorization. Each of this Agreement and the Registration Rights Agreement (as defined below) has been duly authorized by all necessary or proper corporate action, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity. The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions herein and therein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any agreement or instrument to which the Company is a party or by which it is bound or to which any of its property is subject, or upon approval of the Restatement as contemplated by the Proxy Statement, the Company's charter or by-laws, or any order, rule, regulation or decree of any court or governmental agency or body having jurisdiction over the Company or any of its properties; no consent, approval, authorization or order of, or filing with, any court or governmental agency or body is required for the execution, delivery and performance of this Agreement or for the consummation of the transactions contemplated hereby by the Company, including the issuance or sale of the Preferred Shares by the Company, except such as may be required under the Securities Act or state securities or blue sky laws in connection with the Offering, and with respect to any such approvals to be applied for, the Company has no reason to believe such approvals will not be granted or obtained; and the Company has full power and authority to enter into this Agreement and, upon approval of the Restatement as contemplated by the Proxy Statement, to authorize, issue and sell the Preferred Shares as contemplated by this Agreement. The offer and sale of the Preferred Shares to the Purchaser and each other Tier I Standby Purchaser is exempt from the registration, qualification and prospectus delivery requirements of applicable federal and state law, provided that the representations and warranties of the Purchaser hereunder and each other Tier I Standby Purchaser relating to such laws are true and correct. Upon approval by the Stockholders as contemplated by the Proxy Statement, the Restatement will have been duly authorized by all necessary or proper corporate action, and, upon filing with the Secretary of State of the State of California, no other or additional corporate or legal action shall be necessary to perfect the rights and privileges of the holders of Preferred Shares under the Restatement. The holders of capital stock of the Company are entitled to the rights, preferences and provisions of the Restatement.

          4.4 Registration Statement and Proxy Statement. The Registration Statement, Prospectus and the Proxy Statement conform in all material respects to the requirements of the Securities Act, the Exchange Act and the Rules and Regulations; the Registration Statement and the Proxy Statement do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are or were made, not misleading, except that the foregoing does not apply to statements in or omissions from any such document in reliance upon, and in conformity with, written information furnished to the Company by the Purchaser, specifically for use in the preparation thereof.

          4.5 Licenses. The Company and each of its subsidiaries holds, and is operating in compliance in all respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any governmental or self-regulatory body required for the conduct of its business and all such franchises, grants, authorizations, licenses, permits, easements, consents, certifications and orders are valid and in full force and effect; and the Company and each of its subsidiaries has been and is in compliance in all respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees, except where the failure to so comply would not have a Material Adverse Effect. The Company is registered as a corporation under Section 1841 of Title 12, United States Code, as amended. Mercantile National Bank (the "Bank") is an insured bank under the provisions of Chapter 16 of Title 12, United States Code. No act or default on the part of the Company or the Bank exists that could reasonably be expected to limit or impair any of the Company's or Bank's powers, rights and privileges or, in the case of the Bank, to affect its status as an insured bank.

          4.6 Property. The Company and its subsidiaries have good and marketable title to all property owned by them, in each case free and clear of all liens, claims, security interests or other encumbrances; the property held under lease by the Company and its subsidiaries is held by them under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Company or its subsidiaries; the Company and each of its subsidiaries owns or possesses all patents, patent applications, trademarks, service marks, tradenames, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets and rights necessary for the conduct of the business of the Company and its subsidiaries as currently carried on, no name which the Company or any of its subsidiaries uses and no other aspect of the business of the Company or any of its subsidiaries will involve or give rise to any infringement of, or license or similar fees for, any patents, patent applications, trademarks, service marks, tradenames, trademark registrations, service mark registrations, copyrights, licenses, inventions, trade secrets or other similar rights of others material to the business or prospects of the Company and neither the Company nor any of its subsidiaries has received any notice alleging any such infringement or fee.

          4.7 Subsidiaries. Other than the subsidiaries of the Company listed in Exhibit 21 to the Company's 1995 10-K, neither the Company nor any subsidiary owns any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust or other entity.

          4.8 SEC Documents; Financial Statements. In addition to the Registration Statement, the Prospectus and the Proxy Statement, the Company has furnished to Purchaser a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filings filed with the Commission by the Company since January 1, 1994, and, prior to the Closing Date, the Company will have furnished Purchaser with true and complete copies (including exhibits) of any additional documents filed with the Commission by the Company, or by an affiliate on Schedule 13D or 13G, prior to the Closing Date (collectively, the "SEC Documents"). All documents required to be filed as exhibits to the SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired or have been terminated in accordance with their terms, and neither the Company nor any of its subsidiaries is in material default thereunder. True and correct copies of all such contracts have been furnished to Purchaser. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document. To the knowledge of the Company, other than 9830 Investments No. 1, Ltd., there are no other persons or groups which beneficially own five percent or more of any class of the Company's capital stock nor any material inaccuracies in any Schedule 13D or 13G delivered to the Company and filed with the SEC. The financial statements of the Company, including the notes thereto, included in the SEC Documents (the "Company Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form

10-Q). The Company Financial Statements fairly present the consolidated financial condition and operating results of the Company and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in the Company accounting policies except as described in the notes to the Company Financial Statements.

          The Company has heretofore delivered to Purchaser copies of its monthly reporting package to the Board of Directors of the Company for December 1995 and March, June, September and December of 1996 (collectively the "Board Package Financial Information"). The Board Package Financial Information has been prepared in accordance with the books and records of the Company and its subsidiaries, is true and correct in all material respects and has been prepared on a basis consistent with the Company Financial Statements and on a basis consistent throughout the periods presented.

          4.9 Absence of Certain Changes. Except for the transactions contemplated by this Agreement, since September 30, 1996, neither the Company nor any of its subsidiaries has: (a) incurred any debts, obligations or liabilities, absolute, accrued or contingent and whether due or to become due, except current liabilities incurred in the ordinary course of business; (b) paid any obligation or liability other than, or discharged or satisfied any liens or encumbrances other than those securing, current liabilities, in each case in the ordinary course of business; (c) declared or made any payment or distribution to its stockholders as such, or purchased or redeemed any of it shares of capital stock or other securities, or obligated itself to do so; (d) mortgaged, pledged or subjected to lien, charge, security interest or other encumbrance any of its assets, tangible or intangible, except in the ordinary course of business; (e) sold, transferred or leased any of its assets except in the ordinary course of business; (f) cancelled or compromised any debt or claim, or waived or released any right of material value; (g) suffered any physical damage, destruction or loss (whether or not covered by insurance) which would have a Material Adverse Effect; (h) entered into any transaction other than in the ordinary course of business; (i) encountered any labor difficulties or labor union organizing activities; (j) issued or sold any shares of capital stock or other securities or granted any options, warrants or other purchase rights with respect thereto other than as contemplated by this Agreement; (k) made any acquisition or disposition of any material assets or become involved in any other material transaction, other than in the ordinary course of business; (1) increased the compensation payable, or to become payable, to any of its directors or employees, or made any bonus payment or similar arrangement with any directors or employees or increased the scope or nature of any fringe benefits provided for its employees or directors other than regularly scheduled increases or as contemplated by any written employment agreement; or (m) agreed to do any of the foregoing other than pursuant hereto. There has not occurred since September 30, 1996, any change, event or condition (whether or not covered by insurance) that has resulted in or might reasonably be expected to result in, a Material Adverse Effect.

          4.10 Absence of Undisclosed Liabilities. The Company has no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth in or adequately provided for in the balance sheet (the "Company Balance Sheet") included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996; (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under generally accepted accounting principles; (iii) those incurred in the ordinary course of business since September 30, 1996, consistent with past practice and not individually in excess of $100,000; and
(iv) those incurred pursuant to this Agreement.

          4.11 Taxes. The Company and each of its subsidiaries, and any consolidated, combined or unitary group for Tax purposes of which the Company or any of its subsidiaries is or has been a member have timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. The Company Financial Statements (i) fully accrue under generally accepted accounting principles all liabilities for Taxes with respect to all periods through September 30, 1996 and, to the knowledge of the Company, the Company and each of its subsidiaries have not and will not incur any material Tax liability in excess of the amount reflected on the Company Financial Statements with respect to such periods and (ii) properly accrue in accordance with generally accepted accounting principles all liabilities for Taxes payable after September 30, 1996 with respect to all transactions and events occurring on or prior to such date. No material Tax liability since September 30, 1996 has been incurred by the Company or its subsidiaries other than in the ordinary course of business and adequate provision has been made in the Company Financial Statements for all Taxes since that date in accordance with generally accepted accounting principles on at least a quarterly basis. The Company and each of its subsidiaries have withheld and paid or will timely pay to the applicable Tax Authority all amounts required to be withheld. No notice of deficiency or similar documents of any Tax Authority has been received by either the Company or any of its subsidiaries, and there are no liabilities for Taxes with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company and its subsidiaries, materially and adversely affect the liability of the Company and its subsidiaries for Taxes. There is (i) no material claim for Taxes that is a lien against the property of the Company or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no notification received by the Company of any audit of any Tax Return of the Company or any of its subsidiaries being conducted pending or threatened by a Tax Authority, (iii) no extension or waiver of the statute of limitations on the assessment of any Taxes granted by the Company or any of its subsidiaries that may result in the payment of any material amount that would not be deductible by reason of Sections 280G or 404 of the Code. The Company will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing Date. Neither the Company nor any of its subsidiaries is a party to any tax sharing or tax allocation agreement nor does the Company or any of its subsidiaries owe any amount under any such agreement.

For purposes of this Agreement, the following terms have the following meanings:
"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other government fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in parts (i) or (ii) of this sentence as a result of any express or implied obligation to indemnify any other person. as used herein, "Tax Return" shall mean any return, statement, report or form including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns required to be filed with respect to Taxes. The Company and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax sharing agreement or order of a foreign government applicable to them and the execution and performance of this Agreement shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax sharing agreement. As of September 30, 1996 the Company had net operating loss carryforwards of no less than $19.7 million and $10.6 million for federal and California state tax purposes, respectively (the "Net Operating Loss Carryforwards") and there has not occurred any event that would restrict or prevent the Company from using the Net Operating Loss Carryforwards to reduce future tax liabilities. Based in part in reliance upon the certificate to be delivered by Purchaser in accordance with
Section 9.2 hereof and in the form of Exhibit 6, the completion of the Rights Offering and the purchase of the Preferred Shares by the Standby Purchasers will not result in an "ownership change" within the meaning of the IRC 382 Limitation or otherwise restrict the Company's ability to use the Net Operating Loss Carryforwards to reduce future tax liabilities.

          4.12 Internal Accounting. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          4.13 Broker's or Agent's Fee. The Company has not incurred any liability for any finder's, broker's, agent's or financial advisor's fee or commission in connection with the execution and delivery of this Agreement, the Offering or the consummation of the transactions contemplated hereby or thereby.

          4.14 Litigation and Claims. Except as set forth in the Disclosure Schedule, neither the Company nor any subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding, directive, supervisory letter, or other formal or informal enforcement action or commitment that restricts or adversely affects it operations or financial condition, with any federal or state depository institution or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any depository institution regulatory authority, and, to the knowledge of the Company, there exists no reasonable basis therefor. Except as set forth in the Disclosure Schedule, there is no action, suit, litigation, proceeding or arbitration ("Proceeding") against or affecting the Company or any subsidiary of the Company or, to the knowledge of the Company, any directors, officers, employees or agents of the Company or any subsidiary of the Company (in their respective capacities as directors, officers, employees or agents) pending or, to the knowledge of the Company, threatened or, to the knowledge of the Company, any reasonable basis therefor and there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to the Company or any subsidiary of the Company as a result of the examination by any depository institution regulatory authority.

          4.15 Insurance. The Company is presently insured, and during each of the past three calendar years has been insured, for reasonable amounts with insurance companies listed on the Disclosure Schedule. Neither the Company nor any of its subsidiaries has any liability for material unpaid premiums or premium adjustments not properly reflected on the Company's Financial Statements and no notice of cancellation or termination has been received by the Company or any of its subsidiaries with respect to any material insurance policy currently in effect. Within the last three years, neither the Company nor any of is subsidiaries has been refused any insurance with respect to any assets or operations, nor has any coverage been limited in any material respect as to any assets or operations, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

          4.16 Interests of Affiliates. No officer, director or stockholder of the Company or any affiliate (as such term is defined in Rule 405 under the Securities Act) of any such person has any direct or indirect interest (a) in any entity which does business with the Company, or (b) in any property, asset or right which is used by the Company in the conduct of its business, or (c) in any contractual relationship with the Company other than as an employee. For the purpose of this Section 4.16, there shall be disregarded any interest which arises solely from the ownership of less than a 1% equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

          4.17 Listing on Nasdaq. The Company has applied to have the Preferred Shares approved for quotation on the Nasdaq National Market. The Common Stock is approved for quotation on the Nasdaq National Market. The Company and such Common Stock are in compliance with the maintenance criteria of the NASD applicable to continued eligibility for quotation on such market, and the Company has not received any notification concerning, and has no reason to believe it is subject to, termination of quotation privileges on such market.

          4.18  Employee Benefit Plans.

          (a) With respect to the Company, any subsidiary of the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, there are no (i) material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangement, (iii) bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees, and (v) current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $60,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (together, the "Company Employee Plans").

          (b) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, the Company has also furnished Purchaser with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

          (c) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and the Company and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (iv) neither the Company nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans; (v) all material contributions required to be made by the Company or any subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of
     Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Company Employee Plan is covered by, and neither the Company nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither the Company nor any subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

          (d) With respect to each Company Employee Plan, the Company and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

          (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any subsidiary or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written by the Company, and subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company's financial statements.

          4.19 Environmental Matters. Neither the Company nor any subsidiary nor any of the property owned, leased, possessed or controlled by them in the operation of their respective businesses (including in connection with their lending or fiduciary operations) ("Property") is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used, including, without limitation, applicable environmental protection laws, rules and regulations (collectively, "Environmental Law"), other than violations that, in the aggregate with any other conditions described in this Section 4.19, would not result in costs that would have a Material Adverse Effect; and neither the Company nor any subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any Property. No Toxic Substances (as defined below) have been deposited or disposed of in, on or under any Property during the period in which the Company or any of its subsidiaries has owned, occupied, managed, controlled or operated such properties, except to the extent the same, in the aggregate with any other conditions described in this Section 4.19, would not result in costs that would have a Material Adverse Effect. To the Company's knowledge (a) no prior owners, occupants or operators of all or any part of the Property ever used such properties as a dump or gasoline service station, (b) no prior owners, occupants or operators of all or part of the Property ever deposited or disposed of or allowed to be deposited or disposed of in, on or under such properties any Toxic Substances or (c) no past, present or known future event, condition, circumstances, plans, errors or omissions have existed or occurred, are existing or occurring or are reasonably expected to exist or occur on or with respect to any Property, or any other property as to which the Company or any subsidiary has held or currently holds ownership or indicia of ownership, except as to the matters in clauses (b) and
(c) to the extent the same, in the aggregate with any other conditions described in this Section 4.19, would not result in costs that would have a Material Adverse Effect. To the Company's knowledge, there are no conditions or circumstances in connection with the Property that could reasonably be anticipated to (i) cause any Property to be subject to any restrictions or ownership, occupancy, use or transferability under any applicable Environmental Laws or (ii) materially reduce the value of any Property. To the Company's knowledge and its subsidiaries, neither the Company nor any subsidiary has been identified as a potentially responsible party by any governmental entity in a matter arising under any Environmental Laws. For purposes of this Agreement, (1) "Toxic Substances" shall mean petroleum or petroleum-based substance or waste, solid waste, PCBs, pesticides, herbicides, lead, radioactive materials, urea formaldehyde foam insulation, or substances defined as "hazardous substances" or "toxic substances" in any Environmental Laws; (2) materials will be considered to be deposited or disposed of in, or under any real property if such materials have been stored, treated, recycled, used or accidentally or intentionally spilled, released, dumped, emitted or otherwise placed, deposited or disposed of, or used in any construction, in, on or under such property; and (3) costs of violations or conditions shall take into account, without limitation, liabilities, damages, penalties, injunctive relief or removal, remediation or other costs under any applicable Environmental Law.

          4.20 Use of Proceeds. The Company will apply the net proceeds from the sale of the Preferred Shares to be sold by it hereunder for the purposes set forth in the Prospectus.

          4.21 Loan Portfolio. All loans and loan commitments in excess of $50,000 (the "Loans") extended by the Bank have been made in accordance with customary lending standards of the Bank in the ordinary course of business. The Loans are evidenced by appropriate and sufficient documentation consistent with standards in the industry and constitute, to the Company's knowledge, valid and binding obligations of the borrowers enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally from time to time in effect and by applicable law which may affect the availability of equitable remedies. The Bank's interest in the notes receivable associated with all such Loans is, and at the Closing Date will be, free and clear of any security interest, lien, encumbrance or other charge and the Bank has complied, and at the Closing Date will have complied, in all material respects with all laws and regulations relating to such Loans. The Loans, taken as a whole, are not subject to any material offsets, or to the knowledge of the

Company, claims of material offset, or claims of other material liability on the part of the Company or any of its subsidiaries.

          4.22 Fiduciary Accounts. Each of the Company and its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company, any of the subsidiaries, nor any director, officer or employee of the Company or any of its subsidiaries has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct statements and accurately reflect the assets of such fiduciary account.

          4.23 Employees. To the Company's knowledge, no employee of the Company or subsidiary whose annual compensation is in excess of $75,000 has any plans to terminate his or her employment with the Company or any subsidiary. Each of the Company and its subsidiaries has complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and payment of Social Security and other taxes, and neither the Company nor any subsidiary has encountered any material labor difficulties.

          4.24 Representations Complete. None of the representations or warranties made by the Company herein (as qualified by the Disclosure Schedule) or in any exhibit hereto, or any written statement furnished to Purchaser by the Company pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     5.   Representations and Warranties of Purchaser

          The Purchaser represents and warrants to the Company as follows:

          5.1 Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with corporate power and authority to perform its obligation under this Agreement.

          5.2 Investment Intent. The Purchaser is acquiring the Preferred Shares pursuant to this Agreement for its own account for investment only and not with a view to any distribution thereof within the meaning of the Securities Act.

          5.3 Authorization of Agreement. This Agreement has been duly authorized by all necessary or proper corporate action, executed and delivered by the Purchaser, and constitutes a valid, legal and binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity. The execution and delivery of this Agreement, the consummation by the Purchaser of the transactions herein contemplated and the compliance by the Purchaser with the terms hereof do not and will not conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser is a party or by which any of the Purchaser's properties or assets are bound, or, subject to receipt of approvals of applicable bank regulatory authorities, any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of the Purchaser's properties or assets; and no consent, approval, authorization, order, registration or qualification of or with any such government, governmental instrumentality or court, domestic or foreign, is required for the valid authorization, execution, delivery and performance by the Purchaser of this Agreement or the consummation by the Purchaser of the transactions contemplated by this Agreement.

          5.4 Qualification of Purchaser. The state in which the Purchaser's principal office is located is set forth on Schedule A. The Purchaser qualifies as an accredited investor within the meaning of Rule 501 under the Securities Act. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the investment to be made hereunder by the Purchaser. The Purchaser has received and reviewed this Agreement and all other documents and materials the Company has provided to it in connection with the purchase of the Available Shares. The Purchaser has had access to and an opportunity to review all documents and other materials requested of the Company and has been given an opportunity to ask such questions of the Company concerning the terms and conditions of the sale of the Available Shares and the business, operations, financial condition, prospects, assets and liabilities of the Company and other relevant matters as it has deemed necessary or desirable and has been given all such information as it has requested, to evaluate the merits and risks of the investment contemplated herein. The Purchaser understands that the Available Shares being purchased hereunder have not been registered under the Securities Act or registered or qualified under any state securities laws on the grounds that such Available Shares are being issued in a transaction exempt from the registration requirements of the Securities Act and the registration or qualification requirements of applicable state securities laws, and that such Available Shares must be held indefinitely unless such Available Shares are subsequently registered under the Securities Act and qualified or registered under applicable state securities laws or an exemption from registration and qualification is available, and that the Company is under no obligation to register or qualify the Available Shares except as contemplated by the Registration Rights Agreement. The Purchaser has not seen or received and is not acquiring the Available Shares purchased hereunder pursuant to any advertisement with respect to the sale of the Available Shares.

          5.5 Certain Relationships. Except for the concurrent purchase with other Tier I Standby Purchasers contemplated hereby, the Purchaser has not entered into any contracts, arrangements, understandings or relationships (legal or otherwise) with any other person or persons with respect to the transactions contemplated by this Agreement or any securities of the Company, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies; and the Purchaser does not own any securities of the Company which are pledged or otherwise subject to a contingency the occurrence of which would give another person voting power or investment power of such securities.

     6.   Covenants

          6.1 Conduct of the Company's Business Pending the Closing Date. The Company covenants and agrees that, from the date hereof to the Closing Date, except for entering into this Agreement and consummating the transactions expressly contemplated hereby or to the extent that the Purchaser shall otherwise consent in writing:

          (a) The Company will maintain its corporate existence in good standing and will operate its business substantially as presently planned or operated and only in the ordinary, usual and customary manner, and, consistent with such operation, it will use its reasonable efforts to preserve intact its present business organization and its relationships with persons having business relationships with it.

          (b) No amendment will be made to the Articles of Incorporation of the Company except the Restatement.

          (c) There will be no changes in the number of shares, par value or class of authorized or issued capital stock of the Company, other than shares of Common Stock pursuant to the exercise of currently outstanding options and warrants except for the Offering. In addition, the Company has not granted and shall not grant or issue any option, warrant, convertible security, or other right to acquire any shares of capital stock of the Company other than options under existing stock option plans, warrants under the Warrant Agreement dated December 31, 1995 by and between the Company and California State Teachers' Retirement System, warrants under the Warrant Agreement dated December 31, 1995 between the Company and U.S. Stock Transfer Corporation, and options or rights under the Montgomery Employment Agreement referred to in Section 8.7 hereof.

          (d) There will not be any declaration or payment of any dividend or other distribution in respect to the capital stock of the Company.

          (e) The Company will not enter into any material transaction outside of the ordinary course of business.

          6.2 Registration Statement; Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company will file with the Commission and other applicable federal and state regulators the Registration Statement and the Proxy Statement. The Company shall use reasonable efforts to cause, at the earliest practicable date, the Registration Statement to become effective under the Securities Act and applicable state securities law and the Proxy Statement to be approved under the Exchange Act and applicable state securities laws. Copies of the Registration Statement, Prospectus and Proxy Statement (including any amendment or supplement thereto), as filed with any federal or state regulator, will be delivered to Purchaser promptly following such filing. Purchaser shall have the right to review and comment on the form of Registration Statement and Proxy Statement prior to any such filing for a period of not less than 48 hours after receipt of such document.

          6.3 No Solicitation. Until the earlier of the consummation of the Rights Offering or the termination of this Agreement, with respect to any Investment Proposal (as hereinafter defined):

          (a) The Company will not (and will use its reasonable best efforts to assure that its officers, directors, employees, agents and affiliates do not on its behalf) take any action to solicit, initiate, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group regarding any acquisition of the Company or any subsidiary thereof, any merger, amalgamation, or consolidation with or involving the Company or any subsidiary thereof, or any take-over bid, or (other than the Standby Purchasers in connection with the Offering and in accordance with the other terms of this Agreement) any sale of stock or other equity securities (including, without limitation, by way of a tender offer) or any material portion of the assets of the Company or any subsidiary thereof (any of the foregoing inquiries or proposals being referred to herein as an "Investment Proposal").

          (b) The Company shall immediately notify the Purchaser after receipt of any Investment Proposal, or any request for information relating to the Company in connection with an Investment Proposal, or any request for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, an Investment Proposal. Such notice to the Purchaser shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of any such proposal, inquiry or contact.

          6.4 Books and Records; Access and Information. From the date of this Agreement until the Closing Date, the Company will give to the Purchaser, its officers and representatives reasonable access to the premises, books and records of the Company and its subsidiaries, and provide the Purchaser with such financial and operating data and other information with respect to its business and properties as it shall from time to time reasonably request, including, without limitation, all interim financial data within five (5) days of it becoming available; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company.

          6.5 Rights Offering; Annual Meeting. The Company will conduct, and use its reasonable best effort to close, the Rights Offering substantially in the manner described in the Prospectus. The Company shall call an Annual Meeting of its stockholders, deliver notice of such meeting to Company stockholders in accordance with applicable law and shall use its reasonable best efforts to hold the Annual Meeting as soon as practicable. The Company, through its Board of Directors, will unanimously recommend to its stockholders approval of the Restatement and issuance of the Available Shares to the Purchaser.

          6.6 Notification by Company of Certain Matters. Subsequent to the date of this Agreement and on or prior to the Closing Date, the Company shall promptly notify the Purchaser of:

          (a) the receipt of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, under any material agreement to which it is a party or to which it or any of its respective material properties or assets may be subject or bound;

          (b) the receipt of any notice or other communication from any third party whose consent or approval is or may be required in connection with the transactions contemplated by this Agreement, denying such consent or approval;

          (c) the receipt of any notice or other communication from any governmental regulatory agency or authority in connection with the transactions contemplated hereby; or

          (d) any condition or fact which would not permit it to satisfy a condition to the Purchaser's obligation to effect the transactions contemplated in this Agreement or results or would result in any inaccuracy in a representation or warranty of the Company.

          6.7 NASDAQ. The Company shall use all reasonable efforts to (i) cause the Preferred Shares and the Conversion Shares issuable pursuant to the terms of the Preferred Shares to be eligible for quotation on the Nasdaq Stock Market--National Market, (ii) maintain the continued authorization for trading of the Common Stock of the Company on the Nasdaq Stock Market--National Market, or (iii) in the event the Company is unable, after undertaking all such reasonable efforts, to maintain such authorization, be listed or otherwise authorized for trading on the Nasdaq Stock Market--Small Cap or a national securities exchange and to comply with all applicable maintenance criteria of such exchange or Nasdaq applicable to continued eligibility for trading on such market.

          6.8 Right of First Refusal. If the Company should decide to issue and sell additional shares of any capital stock of the Company or any warrants, securities convertible into capital stock of the Company or other rights to subscribe for or to purchase any capital stock of the Company, other than (a) shares of Common Stock sold to the public pursuant to a registration statement filed under the Securities Act, if such offering is underwritten on a firm commitment basis, (b) shares of Common Stock awarded or issued upon the exercise of options granted pursuant to employee and consultant benefit plans adopted by the Company, and the grant of such options themselves, (c) shares of Common Stock issued upon conversion of the Preferred Shares, (d) shares of Common Stock or Preferred Shares issued pursuant to the exercise of warrants of the Company outstanding at the date of this Agreement; and (e) shares of Common Stock issued pursuant to the Montgomery Employment Agreement (all such capital stock, warrants, securities convertible into capital stock and other rights, other than securities referred to in (a), (b), (c), (d) and (e) above, being hereinafter sometimes collectively referred to as "Additional Securities"), the Company shall first offer to sell to the Purchaser, upon the same terms and conditions as the Company is proposing to issue and sell such Additional Securities to others, such Purchaser's pro rata share (as defined below) of such Additional Securities. Notwithstanding the foregoing, no Additional Securities may be sold to the Purchaser to the extent a change of ownership within the meaning of the IRC 382 Limitation would occur. Such offer shall be made by written notice given to the Purchaser and specifying therein the amount of the Additional Securities being offered, the purchase price and other terms of such offer. The Purchaser shall have a period of 30 days from and after the date of receipt by it of such notice within which to accept such offer. If the Purchaser elects to accept such offer in whole or in part, the Purchaser shall so accept by written notice to the Company given within such 30-day period. If the Purchaser fails to accept such offer in whole or in part within such 30-day period, any of such Additional Securities not purchased by the Purchaser pursuant to such offer may be offered for sale to others by the Company for a period of 180 days from the last day of such 30-day period, but only on the same terms and conditions as set forth in the initial offer to the Purchaser, free and clear of the restrictions imposed by this Section.

          For purposes of the previous paragraph, the Purchaser's "pro rata share" is the number of shares of Additional Securities (rounded to the nearest whole share) as is equal to the product of (a)(i) the number of shares of Common Stock issued, or issuable upon the exercise or conversion of rights, options or Convertible Securities without the payment of any additional cash consideration or with the payment of a nominal cash consideration, as the case may be (collectively, "Fully Paid Securities"), to the Purchaser immediately prior to the issuance of the Additional Securities being offered divided by (ii) the total number of Fully Paid Securities issued or issuable by the Company immediately prior to the issuance of the Additional Securities, multiplied by (b) the entire offering of Additional Securities.

          6.9 Nomination of Directors; Board Observation. So long as Purchaser is a holder of Preferred Shares, the Company shall, at the request of the Purchaser and subject to any applicable federal or state banking law or regulation, cause to be nominated for election as directors of the Company, and use its reasonable best efforts to cause to be elected, that number of persons designated by the Purchaser which the Purchaser or any affiliate thereof is entitled to elect based on cumulative voting thereby in the election of directors.

          So long as Purchaser has not so designated one or more directors or a designee of the Purchaser is not otherwise a director of the Company, the Company shall notify the Purchaser of all regular meetings and special meetings of the Board of Directors of the Company at least two business days in advance of such meeting and afford any representative designated by the Purchaser the right and opportunity to attend any such meeting. Such representative shall be entitled to receive all written materials and such other information given to directors of the Company in connection with any such meeting at the time such materials or information are given to such directors; provided that such representative shall have executed the Company's Confidentiality Agreement in the form attached hereto as Exhibit 2.

          The Company shall maintain as part of its Articles of Incorporation or By-Laws a provision for the indemnification and limitation on liability of its directors to the full extent permitted by law and use its reasonable best efforts to maintain director and officer liability insurance in amounts and on terms no less favorable than included in the Company's existing policy.

          6.10 Press Releases and Public Announcements. No party hereto shall issue any press release or make any public announcement relating to the proposed purchase of Preferred Shares by the Purchaser contemplated by this Agreement prior to the Closing without the prior approval of the other party; provided, however, that any party may make any public disclosures it believes in good faith (based on advice of outside counsel) is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure and to seek their counsel concerning the timing and content of such disclosure). For purposes of this Agreement, in the event that a party shall provide 24 hours notice to the other of a proposed press release or public announcement and such party receiving such notice shall not respond in writing objecting to such release or announcement, such proposed press release or public announcement shall be deemed a permitted release or announcement pursuant hereto provided such release or announcement was reviewed and approved by outside counsel to the party issuing the press release or announcement.

          6.11 Cooperation. Each party will use all reasonable efforts and will cooperate with the other in the preparation and filing, as soon as practicable, of all applications and documents required to obtain regulatory approvals and consents. Each party will use all reasonable efforts and shall cooperate with the other in taking any other actions necessary to obtain such regulatory or other approvals and consents. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions set forth in Sections 7, 8 and 9 hereof to be satisfied and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

          6.12 Notification by Purchaser of Certain Matters. Subsequent to the date of this Agreement and on or prior to the Closing Date, the Purchaser shall promptly notify the Company of:

          (a) the receipt of any notice or other communication from any third party whose consent or approval is or may be required in connection with the transactions contemplated by this Agreement, denying such consent or approval;

          (b) the receipt of any notice or other communication from any governmental regulatory agency or authority in connection with the transactions contemplated hereby; or

          (c) any condition or fact which would not permit it to satisfy a condition to the Company's obligation to effect the transactions contemplated in this Agreement or results or would result in any inaccuracy in a representation or warranty of the Purchaser.

          6.13 Regulatory Application. Within thirty (30) days of the date hereof, the Purchaser shall file all necessary applications with any federal or state agency required by the purchase of the Preferred Shares by the Purchaser contemplated hereunder.

          6.14 Net Operating Loss. Prior to the third anniversary of the Closing Date, the Company will not (i) amend, or propose an amendment to, the Restatement to amend the restrictions on transfer with respect to the shares of the Company's capital stock, or waive the operation of such restrictions, or
(ii) approve any acquisition, sale, issuance, assignment or transfer of its capital stock or options or warrants to purchase shares of its capital stock, unless, in any such event, the Board of Directors determines, after discussion and due deliberation, with the assistance, as necessary or appropriate, of legal, financial, tax, accounting and other advisors, at a duly called meeting, that such event would be in the best interests of the shareholders of the Company.

          6.15 Director Liability. The Purchaser agrees not to assert any Claim against a Director of the Company. For purposes of this Section 6.15, "Claim" shall mean any action, suit, arbitration or proceeding (a "Proceeding") for money damages, expenses, penalties or similar payments from such person individually ("Liabilities") arising out of or relating to the execution, delivery and performance of this Agreement by the Company, except to the extent Purchaser reasonably determines (i) a Director subject to any such Proceeding or Liabilities would not be entitled indemnification from the Company under applicable law, or (ii) such Proceeding or Liabilities are insured risks under policies of insurance issued by third parties; and "Director" shall mean any director of the Company who is not also an executive officer of the Bank.

     7.   Conditions to Obligations of Each Party

          The respective obligations of the Company and the Purchaser as set forth in this Agreement are subject to the following conditions:

          7.1 Stockholder Approval. The Restatement shall have been duly approved and adopted by the holders of the Company's Common Stock at the Annual Meeting.

          7.2 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the investment by the Purchaser shall be in effect; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the investment by the Purchaser, which makes the investment by the Purchaser illegal; and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting the Purchaser's conduct or operation of the business of the Company and its subsidiaries, following the investment by the Purchaser shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental entity, domestic or foreign, seeking the foregoing be pending. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

          7.3 Registration Statement Effective. The Registration Statement will have been declared effective by the Commission, no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto shall have been issued and no proceedings for such purpose shall be pending before or threatened by the Commission and any requests for additional information by the Commission (to be included in the

Registration Statement, in the Prospectus or otherwise) shall have been complied with in all material respects.

          7.4 Regulatory Approvals. The purchase of Available Shares shall have been approved by applicable federal and state banking authorities without any condition not reasonably satisfactory to Purchaser, all conditions required to be satisfied prior to the Closing Date imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired. All other governmental consents, approvals and filings required for the consummation of the Offering and the transactions contemplated hereby and effectiveness of the Restatement have been obtained or made and are in full force and effect.

          7.5 Tax Opinion. Deloitte & Touche, independent accountants to the Company, shall have delivered to the Company and Purchaser its opinion, in form and substance satisfactory to each, to the effect that following the Offering and the transactions contemplated by this Agreement and similar agreements with Standby Purchasers, and considering all other stock transactions during the relevant testing period and ending on the Issuance Date, there has not been a change in ownership within the meaning of the IRC 382 Limitation.

          7.6 Minimum Subscriptions. The Company shall have received and accepted in the Offering valid subscriptions for Preferred Shares from stockholders and Standby Purchasers aggregating not less than $5.5 million which shall not trigger the IRC 382 Limitation.

     8.   Additional Conditions of Purchaser's Obligations

          The obligations of the Purchaser to purchase the Preferred Shares as set forth in this Agreement are subject to the following additional conditions:

          8.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date and the Company shall have performed in all material respects all covenants and agreements herein required to be performed on its part at or prior to the Closing Date.

          8.2 Certificate of the Company. The Company shall have been provided with a certificate dated the Closing Date executed on behalf of the Company by its President and its Chief Financial Officer to the effect that, as of the Closing Date, the condition provided for in subsection 8.1 above has been satisfied.

          8.3 Registration Rights Agreement. The Company and the Purchaser will have entered into a Registration Rights Agreement (the "Registration Rights Agreement") in the form attached hereto as Exhibit 3.

          8.4 Comfort Letter. The Purchaser shall have received a letter of Deloitte & Touche dated the Closing Date and addressed to Purchaser, in form reasonably satisfactory to Purchaser and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, regarding the financial data and information included in the Registration Statement.

          8.5 Opinion of Counsel to Company. The Purchaser shall have received an opinion of Manatt, Phelps & Phillips, special counsel for the Company, dated the Closing Date and addressed to Purchaser, substantially in the form of
Exhibit 4.

          8.6 Litigation. The Company shall have settled the pending litigation involving the Barr Sinister film and resolved the threatened
                         -------------
litigation captioned TV Interactive Corporation, Apollo Telecom Network v.
                     -----------------------------------------------------
Philip Cavana and Mercantile National Bank, in form satisfactory to the
------------------------------------------
Purchaser and its counsel.

          8.7 Montgomery Employment Agreement. The Company and Scott Montgomery shall have amended that certain Employment Agreement dated June 21, 1996 between them to include the modifications set forth in Exhibit 5, such amendment to be in form satisfactory to Purchaser and its counsel.

          8.8 Additional Documents. The Company shall have furnished to Purchaser and your counsel such additional documents, certificates and evidence as Purchaser or they may have reasonably requested. All such certificates, letters and other documents will be in compliance with the provisions hereof only if they are satisfactory in form and substance to Purchaser and counsel for the Purchaser. The Company will furnish Purchaser with such conformed copies of such certificates, letters and other documents as Purchaser shall reasonably request.

          8.9 Director Nominees. The Company shall have taken all necessary steps to assure election as directors, immediately following the Closing, of the director nominees designated to the Company for election in accordance with
Section 6.9 hereof.

     9.   Additional Conditions of Company's Obligations

          The obligations of the Company to sell and issue the Preferred Shares as set forth in this Agreement are subject to the following additional conditions:

          9.1 Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date and the Purchaser shall have performed in all material respects all covenants and agreements herein required to be performed on its part at or prior to the Closing Date.

          9.2 Certificates of Purchaser. The Company shall have been provided with a certificate dated the Closing Date executed on behalf of the Purchaser by its President and its Chief Financial Officer to the effect that, as of the Closing Date, the condition provided for in subsection 9.1 above has been satisfied. The Purchaser shall have delivered to Deloitte & Touche a certificate in the form attached hereto as Exhibit 6.

          9.3 Opinion of Counsel to Purchaser. The Company shall have received an opinion of Jay L. Kim, Vice President of The Conrad Company, dated the Closing Date and addressed to the Company, substantially in the form of Exhibit 7.

          9.4   Legend.

          (a) Each certificate or other document evidencing the Preferred Shares purchased hereunder by the Purchaser shall be endorsed with the legends set forth below:

          THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION OR QUALIFICATION THEREOF UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM REGISTRATION OR QUALIFICATION. THE COMPANY MAY REFUSE TO AUTHORIZE ANY TRANSFER OF THE SHARES IN RELIANCE ON AN EXEMPTION FROM REGISTRATION OR QUALIFICATION UNTIL IT HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

          (b) Any legend endorsed on a certificate or instrument evidencing a security pursuant to paragraph (a) above shall be removed, and the Company shall issue a certificate or instrument without such legend to the holder of such security, (i) in accordance with paragraph (a) above, (b) if such security is being disposed of pursuant to registration under the Securities Act and any applicable state acts or pursuant to Rule 144 or any similar rule then in effect, or (iii) if such holder provides the Company with an opinion of counsel satisfactory to the Company to the effect that a sale, transfer, assignment, offer, pledge or distribution for value of such security may be made without registration and that such legend is not required to satisfy the applicable exemption from registration.

          9.5 Additional Documents. The Purchaser shall have furnished to the Company and its counsel such additional documents, certificates and evidence as the Company or its counsel may have reasonably requested. All such certificates, letters and other documents will be in compliance with the provisions hereof only if they are satisfactory in form and substance to the Company and its counsel. The Purchaser will furnish the Company with such conformed copies of such certificates, letters and documents as the Company shall reasonably request.

     10.   Termination

          10.1 Termination Events. This Agreement may be terminated in writing at any time prior to the Closing Date by the Company or Purchaser, only in the following circumstances:

          (a)   by mutual consent of the Company and Purchaser;

          (b) by either the Company or Purchaser if (i) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; (ii) the shareholders of the Company have not approved the Restatement; (iii) the transactions contemplated hereunder have not been consummated on or before May 31, 1997, unless the failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party; or (iv) there shall have been an inaccuracy in any of the representations or warranties on the part of the other party or material breach of any covenant or agreement set forth in this Agreement on the part of the other party, which breach shall not have been cured within twenty
     (20) business days following receipt by the breaching party of written notice of such breach from the other party;

          (c) by the Purchaser if there shall have occurred relative to the Company or any subsidiary any event, change, or effect that would have a Material Adverse Effect.

          10.2 Effect of Termination. The Company and the Purchaser hereby agree that any termination of this Agreement pursuant to this Section 10 (other than termination by one party in the event of an inaccuracy in a representation or warranty or breach of a covenant or agreement in this Agreement by the other party ) shall be without liability of the Company or the Purchaser, except as contemplated by Section 12. The obligations under
Section 11 shall also survive any termination of this Agreement.

     11.  Indemnification and Contribution

          11.1 Indemnification by Company. The Company agrees to indemnify and hold harmless the Purchaser (which term shall include for purposes of this Section 11, each director, officer, agent or employee of Purchaser or person who controls the Purchaser within the meaning of the Act) against any losses, claims, damages or liabilities, joint or several (including in settlement of any litigation if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based directly or indirectly, in whole or in part, upon (i) any material inaccuracy in the representations and warranties of the Company contained herein and not qualified as to materiality, or any inaccuracy in the representations and warranties of the Company contained herein and qualified as to materiality, (ii) an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Proxy Statement, or any amendment or supplement thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any other act or omission of the Company, its officers or directors, or any alleged act or omission; and will reimburse the Purchaser for any legal or other expenses reasonably incurred by it in connection with investigating, prosecuting or defending against such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any Preliminary Prospectus, the Prospectus, the Proxy Statement, or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by the Purchaser specifically for use in the preparation thereof.

          11.2 Advancement of Expenses. In addition to their other obligations under this Section 11, the Company agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any act, statement or omission, or any alleged act, statement or omission, described in subsection 11.1 it will reimburse the Purchaser on a monthly basis for all reasonable legal fees or other expenses incurred in connection with investigating, prosecuting or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Company's obligation to reimburse the Purchaser for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is so held to have been improper, the Purchaser shall promptly return any reimbursement payment to the Company, together with interest, compounded daily, determined on the basis of the prime rate (or other commercial lending rate for borrowers of the highest credit standing) announced from time to time by the Bank (the "Prime Rate"). Any such interim reimbursement payments which are not made to the Purchaser within 30 days of a request for reimbursement shall bear interest at the Prime Rate from the date of such request. This indemnity agreement shall be in addition to any liabilities which the Company may otherwise have.

          11.3 Procedure for Indemnification Involving Third Party Claims. Promptly after receipt by the Purchaser of notice of the commencement of any action by a third party, the Purchaser shall, if a claim in respect thereof is to be made against the Company under subsection 11.1, notify the Company in writing of the commencement thereof; but the omission so to notify the Company shall not relieve the Company from any liability that it may have to the Purchaser. In case any such action shall be brought against the Purchaser, and it shall notify the Company of the commencement thereof, the Company shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to the Purchaser, and after notice from the Company to the Purchaser of the Company's election so to assume the defense thereof, the Company shall not be liable to the Purchaser under such subsection for any legal or other expenses subsequently incurred by the Purchaser in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if, in the sole judgment of the Purchaser, it is advisable for the Purchaser to be represented by separate counsel, the Purchaser shall have the right to employ counsel to represent the Purchaser for liability arising from any claim in respect of which indemnity may be sought by the Purchaser, in which event the reasonable fees and expenses of such separate counsel shall be borne by the Company and reimbursed to the Purchaser as incurred (in accordance with the provisions of subsections 11.1 and 11.2 above). The Company shall not be obligated under any settlement agreement relating to any action under this Section 11 to which it has not agreed in writing.

          11.4 Contribution. If for any reason indemnification is unavailable to Purchaser or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Purchaser as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and Purchaser on the other hand, the relative fault of the Company and of Purchaser and any other relevant equitable considerations; provided that in no event will the aggregate contribution of Purchaser exceed the then fair market value of the Preferred Shares acquired by the Purchaser, less the amount of any damages the Purchaser has otherwise been required to pay.

          11.5 Indemnification and Contribution Not Exclusive. The obligations of the Company under this Section 11 shall be in addition to any liability which the Company may otherwise have.

     12.  Payment of Fees and Expenses of Purchaser

          Irrespective of whether a Closing hereunder is effected, the Company will pay the reasonable out-of-pocket expenses incurred by the Purchaser in connection with the transactions herein contemplated, including without limitation the reasonable fees and out-of-pocket expenses of Faegre & Benson LLP for their services as special counsel to the Purchaser and Arthur Andersen & Co. for their services as tax accountants to the Purchaser in connection with the transactions herein contemplated; provided, however, that except as set forth in the following paragraph or unless this Agreement shall have been terminated by Purchaser pursuant to Section 10(b)(iv) hereof, the Company's obligation to reimburse such expenses shall not exceed $150,000. The Company will also pay (a) all fees and expenses incurred by the Purchaser with respect to any amendments or waivers requested after the execution of this Agreement by the Company (whether or not the same become effective) under or in respect of this Agreement or the agreements contemplated hereby, and (b) all fees and expenses incurred by the Purchaser with respect to the enforcement of the rights granted under this Agreement or the agreements contemplated hereby.

          In the event that (i) there shall occur any termination of this Agreement for any reason pursuant to Section 10 hereof, other than by the Company and Purchaser in accordance with subsection 10.1(a) or by the Company in accordance with subsection 10.1(b)(iv), and (ii) either (a) at the time of such termination there exists a bona fide Investment Proposal from a person other than Purchaser, or (b) at any time prior to such termination the Company or any affiliate, officer, director, representative or agent of the Company has had any discussions, conversations, negotiations or other communications regarding any Investment Proposal with any person other than the Purchaser and before such termination or within twelve months thereafter, the Company or any affiliate thereof enters into any agreement with such person, or such person acquires or has the right to acquire beneficial ownership of 25% or more of the voting capital stock of the Company or the Bank, or (c) the Board of Directors of the Company shall have withdrawn, modified or amended in any respect its approval or recommendation of the Restatement, shall not have included such recommendation in the Proxy Statement or shall have resolved to do any of the foregoing, then the Company shall, upon termination of the Agreement in the case of clauses (a) and (c) above, or upon execution of such agreement or acquisition of such shares or rights thereto, in the case of clause (b) above, promptly pay to the Purchaser in immediately available funds $250,000. The payment of any such amount shall not in any way limit any remedies of the Purchaser against the Company under this Agreement for any breach by the Company of any of its representations, warranties or covenants contained in this Agreement, and the Purchaser reserves its rights to pursue its remedies, at law or in equity, against the Company or any third party.

     13.  Miscellaneous

          13.1 Rights of Third Parties. Except as contemplated by Section 11, this Agreement is made solely for the benefit of the Purchaser and the Company, and their respective successors and assigns, and no other person, partnership, association or corporation shall acquire or have any right under or by virtue of this Agreement.

          13.2 Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

          13.3 Entire Agreement; Invalidity. This Agreement constitutes the entire agreement and understanding between the Purchaser and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way affected or impaired thereby or under the laws of any other jurisdiction.

          13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and all such counterparts together constitute but one and the same instrument.

          13.5 Amendments. This Agreement may not be amended, modified or changed, in whole or in part, except by an instrument in writing signed by the Company and the Purchaser.

          13.6 Notices. Except as otherwise provided in this Agreement, and unless otherwise notified by the respective addressee, all notices and communications hereunder shall be in writing and mailed first class or overnight delivery or hand delivered or by facsimile or telephone if subsequently confirmed in writing, to:

     If to the Company:                 National Mercantile Bancorp
                                        1840 Century Park East
                                        Los Angeles, CA  90067-2103
                                        Attention:  Executive Vice President
                                        Telephone:  (310) 282-6778
                                        Facsimile:  (310) 201-0629

     If to the Purchaser:               To the address set forth in Schedule
                                        A or at such other address as
                                        Purchaser may specify by written
                                        notice.

          13.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws rules thereof.

          13.8 Representations and Agreements to Survive Delivery. All representations and warranties (as qualified by the Disclosure Schedule), and agreements of the Company and the Purchaser contained herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Purchaser or the Company and shall survive delivery of, and payment for, the Available Shares to and by the Purchaser for a period of two (2) years after the delivery of and payment for such shares; provided, however, that the representations and warranties of the Company made in Sections 4.4, 4.11 and 4.19 shall survive for the period of any applicable statute of limitations; provided further that in the event that the Company discloses in the certificate, dated the Closing Date and required to be furnished by the Company to Purchaser pursuant to Section 8.2, inaccuracies as of the Closing Date in its representations and warranties contained herein, as qualified by the Disclosure Schedule, and made at the time of the execution of this Agreement, and Purchaser elects to waive the Company's failure to satisfy the condition set forth in Section 8.1 and to proceed with the purchase of the Available Shares under this Agreement, then the representations and warranties that survive the delivery of, and payment for, the Available Shares to and by the Purchaser shall be those representations and warranties, as qualified by the Disclosure Schedule, made at the time of the execution of this Agreement, to the extent any inaccuracies so disclosed in such certificate existed at the time of execution and delivery of this Agreement or to the extent such certificate discloses no inaccuracy and, in all other cases, shall be those representations and warranties, as qualified by the Disclosure Schedule and as further qualified by such certificate.

IN WITNESS WHEREOF, and intending to be legally bound hereby, each of the Purchaser and the Company has signed or caused to be signed its name as of the day and year first above written.

                                        NATIONAL MERCANTILE BANCORP


                                        By /s/ Scott A. Montgomery
                                           ------------------------
                                           Name Scott A. Montgomery
                                                -------------------
                                           Title EVP & CAO
                                                 ------------------

Agreed and Accepted as of the
6th day of February, 1997:

CONRAD COMPANY


By /s/ Janice Ozzello Wilcox
   -------------------------
Name Janice Ozzello Wilcox
     -----------------------
Title CFO
      ----------------------